Exhibit 99.1

MarkWest Hydrocarbon, Inc.	Contact:	Frank Semple, President and CEO
155 Inverness Drive West, Suite 200		James Ivey, CFO
Englewood, CO 80112-5000		Andy Schroeder, VP of Finance/Treasurer
(800) 730-8388	Phone:	(303) 290-8700
(303) 290-8700	E-mail:	investorrelations@markwest.com
(303) 290-8769 Fax	Website:	www.markwest.com

MarkWest Hydrocarbon Reports 2005 First Quarter Results

DENVER—December 9, 2005—MarkWest Hydrocarbon, Inc. (AMEX: MWP) (the “Company”) today reported net income for the three months ended March 31, 2005 of $1.5 million, or $0.14 per diluted share, compared to net income of $0.7 million, or $0.07 per diluted share, for the first quarter of 2004.

The Company reported income from operations increased $6.1 million reporting $9.4 million for the three months ended March 31, 2005, compared to $3.3 million for the first quarter of 2004.  $1.3 million of this increase is attributable to MarkWest Hydrocarbon Standalone operations.  Equity NGL product sales margins contributed $1.8 million of this improvement and the non-recurrence of crude oil hedging losses contributed approximately $2.9 million to this improvement compared to same period in the prior year. These amounts were offset by a $1.0 million increase in selling, general and administrative expense, and a $2.2 million mark-to-market increase in the long-term shrink purchase obligation.  The majority of the increase in selling, general and administrative expense is due to non-cash compensation expense associated with the Company’s GP Participation Plan and Stock Incentive Plan.  The long-term shrink purchase obligation is also a non-cash expense. Income from operations at MarkWest Energy Partners increased by $4.8 million, primarily due to the East Texas acquisition it made in the third quarter of 2004.

A key element of the MarkWest Hydrocarbon Standalone activity is the distributions it receives on its ownership interest in MarkWest Energy Partners, L.P., which consists of approximately 2.5 million limited partner units, its 2% general partner interest and its incentive distribution rights. MarkWest Hydrocarbon received $2.95 million in distributions in the first quarter of 2005, which represents a significant increase over the $1.93 million received in the first quarter of 2004.

In May 2005, the Company paid a dividend for the quarter ended March 31, 2005 of $0.10 per share of its common stock held by the common stockholders.  This represented a $0.025 per share increase over the previous quarter’s dividend.  The indicated annual rate is $0.40 per share.

“Our strong first quarter results reflect the continued focus on improving our NGL marketing business and growing MarkWest Energy Partners,” said Frank Semple, President and CEO.  “MarkWest Energy Partners continues to identify and execute on growth opportunities, which will continue to positively impact results for 2005 and well into the future.  The East

Texas Carthage processing plant is on schedule for start-up in January 2006 and a number of internal growth projects in the Southwest business unit are being developed.  We are also excited about MarkWest Energy Partners’ recently announced acquisition of the Javelina facilities in Corpus Christi, Texas, which closed on November 1, 2005.  We anticipate the Javelina facility will contribute significant earnings in 2006 and beyond.”

The Company will host a conference call on Tuesday, December 13, 2005, at 2:00 P.M. MST to review it first quarter 2005 earnings.  Interested parties can participate in the call by dialing the following number approximately ten minutes prior to the scheduled start time: 1-800-257-6607.  A replay of the call will be available through December 20, 2005 by dialing     1-800-405-2236 and entering the following passcode: 11048394#.  To access the webcast, please visit our website at www.markwest.com.

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MarkWest Hydrocarbon, Inc. (AMEX: MWP) controls and operates MarkWest Energy Partners, L.P. (AMEX: MWE), a publicly traded limited partnership engaged in the gathering, processing and transmission of natural gas; the transportation, fractionation and storage of natural gas liquids; and the gathering and transportation of crude oil. We also market natural gas and NGLs.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect our operations, financial performance and other factors as discussed in our filings with the Securities and Exchange Commission. Among the factors that could cause results to differ materially are those risks discussed in our Form 10-K for the year ended December 31, 2004, as filed with the SEC.

MarkWest Hydrocarbon, Inc.

Statement of Operations

(in thousands of dollars except per share amounts)

	Three Months Ended March 31, 2005	Three Months Ended March 31, 2004
Statement of Operations Data
Revenues	$138,353	$93,700

Operating expenses:
Purchased product costs	104,699	75,488
Facility expenses	9,260	6,086
Selling, general and administrative expenses	8,102	5,314
Depreciation, amortization and accretion	6,846	3,562
Total operating expenses	128,907	90,450

Income from operations	9,446	3,250

Other income (expense):

Interest income	249	135
Interest expense	(3,704)	(1,130)
Amortization of deferred financing costs	(536)	(307)
Dividend income	92	—
Other income	87	25

Income before non-controlling interest in net income of consolidated subsidiary and income taxes	5,634	1,973

Provision (benefit) for income taxes	770	(56)

Non-controlling interest in net income of consolidated subsidiary	(3,325)	(1,309)

Net income	$1,539	$720

Net income per share:
Basic	$0.14	$0.07
Diluted	$0.14	$0.07
Weighted average number of outstanding shares of common stock:
Basic	10,766	10,577
Diluted	10,917	10,595

MarkWest Hydrocarbon, Inc.

Income (Loss) from Operations

(in thousands of dollars)

	MarkWest Hydrocarbon Standalone	MarkWest Energy Partners, L.P.	Eliminating Entries	Total
Three Months Ended March 31, 2005
Revenues	$64,521	$89,637	$(15,805)	$138,353

Operating expenses:
Purchased product costs	53,821	60,785	(9,907)	104,699
Facility expenses	5,827	9,331	(5,898)	9,260
Selling, general and administrative expenses	3,463	4,639	—	8,102
Depreciation, amortization and accretion	415	6,431	—	6,846
Total operating expenses	63,526	81,186	(15,805)	128,907

Income from operations	$995	$8,451	$—	$9,446

Three Months Ended March 31, 2004
Revenues	$44,392	$63,825	$(14,517)	$93,700

Operating expenses:
Purchased product costs	35,851	47,853	(8,216)	75,488
Facility expenses	6,097	6,290	(6,301)	6,086
Selling, general and administrative expenses	2,416	2,898	—	5,314
Depreciation, amortization and accretion	383	3,179	—	3,562
Total operating expenses	44,747	60,220	(14,517)	90,450

Income (loss) from operations	$(355)	$3,605	$—	$3,250

MarkWest Hydrocarbon, Inc.

Financial Statistics

(in thousands)

	Hydrocarbon Standalone	MarkWest Energy Partners, L.P.	Eliminating Entries	Total
	(in thousands)
March 31, 2005
Cash, cash equivalents and restricted cash	$21,364	$15,184	$—	$36,548
Marketable securities	20,544	—	—	20,544
Current assets	64,915	51,231	—	116,146
Current liabilities	17,840	54,611	—	72,451
Total assets	70,541	557,828	—	628,369
Total debt	—	265,000	—	265,000

March 31, 2004
Cash, cash equivalents and restricted cash	$37,899	$11,216	$—	$49,115
Marketable securities	4,430	—	—	4,430
Current assets	55,920	27,610	—	83,530
Current liabilities	14,360	23,512	—	37,872
Total assets	59,759	214,992	—	274,751
Total debt	—	84,200	—	84,200

MarkWest Hydrocarbon, Inc.

Operating Statistics

	Three Months Ended March 31,
	2005	2004	% Change

Hydrocarbon Standalone
Marketing:
NGL product sales (gallons) (1)	52,164,000	51,525,000	1%

Wholesale:
NGL product sales (gallons) (2)	19,672,332	888,665	2,114%

MarkWest Energy Partners
Southwest:
East Texas (3)
Gathering system throughput (Mcf/d)	287,000	NA	NA
NGL product sales	27,612,000	NA	NA
Oklahoma
Foss Lake gathering system throughput (Mcf/d)	67,000	55,000	22%
Arapaho NGL product sales (gallons)	15,217,000	10,459,000	45%
Other
Appleby gathering system throughput (Mcf/d)	28,000	24,000	17%
Other gathering systems throughput (Mcf/d)	17,000	18,000	(6)%
Lateral throughput (Mcf/d) (4)	52,000	61,000	(15)%

Appalachia:
Natural gas processed for a fee (Mcf/d) (5)	210,000	207,000	1%
NGLs fractionated for a fee (Gal/d)	462,000	462,000	0%
NGL product sales (gallons)	10,765,000	10,926,000	(1)%

Michigan:
Natural gas volumes transported (Mcf/d)	6,900	13,900	(50)%
NGL product sales (gallons)	1,563,000	2,714,000	(42)%
Crude oil transported (Bbl/d)	14,100	14,600	(3)%

Footnotes:

NA – Not applicable

(1)     Represents sales at the Siloam fractionator.

(2)     Represents sales from our wholesale business.  Volumes are from the period since the Company started the line of business in February 2004.

(3)     We acquired our East Texas System in late July 2004. Volumes are for the period of time since acquiring the facility.

(4)     We acquired our Lubbock pipeline (a/k/a the Power-Tex lateral pipeline) in September 2003 and our Hobbs Lateral pipeline in April 2004.  The Lubbock and Hobbs pipelines are the only laterals we own that produce revenue on a per-unit-of-throughput basis.  We receive a flat fee from our other lateral pipelines and consequently, the throughput data from these lateral pipelines is excluded from this statistic.

(5)     Includes throughput from the Kenova, Cobb and Boldman processing plants.